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                                                                     Exhibit (n)


                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-2 (the "Registration Statement") of our report dated
October 26, 1999, relating to the financial statements of Colonial California Insured Municipal Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information and to the reference to us under the heading "Experts" in such Prospectus.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 15, 1999